Exhibit 1.01

CONFLICT MINERALS REPORT
Pursuant to Rule 13P-1 under the Securities Exchange Act (17 CFR 240.13P-1)

FOR THE REPORTING PERIOD FROM
JANUARY 1, 2016, TO DECEMBER 31, 2016

I. INTRODUCTION

This Conflict Minerals Report (“report”) of Intuitive Surgical, Inc. (“Intuitive,” “we,” or “us”) for the year ended December 31, 2016, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (17 CFR PARTS 240 and 249b) (the “Rule”).
Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten, and gold (commonly referred to as “3TG”). We determined that the Conflict Minerals contained in components sourced to manufacture some of our da Vinci® Surgical Systems and instruments & accessories (collectively the “Covered Products”) (i) may have originated in the Democratic Republic of the Congo (the “DRC”) and the adjoining countries (the “Covered Countries”) as defined in Item 1.01(d)(1) of Form SD and (ii) may not be from recycled or scrap sources. Pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the conflict minerals that are necessary to the functionality or production of our Covered Products.
We are committed to our efforts to sourcing materials from suppliers that share our values with regard to ethics, integrity, respect for human rights, and environmental responsibility. In support of the Rule, we expect our suppliers to establish their own due diligence programs to ensure proper monitoring and reporting of the use of Conflict Minerals in their supply chains. We require that all of our suppliers in the supply chain comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements. It is our policy to reassess our relationship with any supplier whose supply chain includes minerals from a conflict source, which directly or indirectly benefits or finances armed groups in the Covered Countries.
Product Description
Our Covered Products include our manufactured products and can be classified in two major categories: (1) da Vinci Surgical Systems and (2) instruments & accessories. The da Vinci Surgical Systems and instruments & accessories contain Conflict Minerals that are necessary to the functionality or production to these products.
da Vinci Surgical Systems
Through December 31, 2016, we have commercialized four generations of the da Vinci Surgical System - the da Vinci® Xi® Surgical System, the da Vinci Si® Surgical System, the da Vinci S® Surgical System, and the standard da Vinci Surgical System. Our da Vinci Surgical Systems products include the following: Surgeon’s Console, Patient-Side Cart, 3-D Vision System, da Vinci Skills Simulator, da Vinci Xi Integrated Table Motion, and Firefly® Fluorescence Imaging.
Instruments & Accessories
We sell various instruments and accessories products which are used in conjunction with the da Vinci Surgical System as surgical procedures are performed. These products include: EndoWrist® instruments, da Vinci Single-Site®, EndoWrist One Vessel Sealer, EndoWrist Stapler, sterile drapes, vision products (such as replacement 3-D stereo endoscopes), camera heads, light guides, and other items that facilitate use of the system.
For a full description of the above product offerings, refer to our Annual Report on Form 10-K for the year ended December 31, 2016.
II. REASONABLE COUNTRY OF ORIGIN INQUIRY

For 2016, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the Conflict Minerals in our Covered Products originated in a Covered Country, or came from recycled or scrap materials. To collect country of origin information from our suppliers, we conducted a supply chain survey with our suppliers using the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict Free Sourcing Initiative (the “CFSI”). We utilized the CFSI’s CMRT to request that our suppliers identify the facilities used to process the Conflict Minerals included in our Covered Products and their countries of origin. During the reporting period ended December 31, 2016, we received responses from approximately 96% of our in-scope suppliers. Refer to our “Facilities used to Process and Country of Origin” section for a summary of the country of origin information collected for each of the conflict minerals.

We worked in good faith to obtain complete and accurate Conflict Minerals information from our suppliers. We evaluated the information collected, including subjecting the results to a quality review. If discrepancies, errors, or omissions were identified, the response for that supplier was deemed incomplete and was returned for correction by the supplier. If suppliers failed to return a complete CMRT, we conducted a number of follow-up inquiries. Follow-up actions may include email, phone, and in person communications with the suppliers. First-tier suppliers, not satisfying our RCOI requirement, are escalated to management as needed based on our due diligence process.
Based on our RCOI efforts, we determined that Conflict Minerals used in our Covered Products may have originated in a Covered Country and may not have come from recycled or scrap sources. In response, we engaged in a due diligence effort to determine the source and chain of custody of these Conflict Minerals. Suppliers define the scope of their representations in the CMRT at their own discretion and, as a result, the information provided to us may be provided at a company level, division level, product category level, or at a product level. Therefore, as a downstream procurer of components that contain Conflict Minerals, our RCOI efforts and due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody on Conflict Minerals.
III. DUE DILIGENCE FRAMEWORK AND IMPLEMENTATION

Design of Due Diligence Framework
Our Conflict Minerals Compliance Program (the “Compliance Program”) has been designed to conform to the “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition” publication, which includes Supplements on Tin, Tantalum, Tungsten, and Gold, issued by the Organization for Economic Co-operation and Development (the “OECD”). Our Compliance Program is designed to address the following five key objectives:

•	Establish a Corporate Program for Conflict Minerals

•	Identify and Assess Risk in the Supply Chain

•	Design a Strategy to Respond to Identified Risk in the Supply Chain

•	Fulfill Conflict Minerals Independent Audit and Reporting Obligations

•	Maintain a Due Diligence Program: Internal Review and Monitoring
We maintain a cross-functional Conflict Minerals Steering Committee to monitor our Compliance Program, with senior management support including representatives from Global Supply Chain Operations, Corporate Finance, Legal, and Global Public Affairs.
The Conflict Minerals Steering Committee oversees a task force with representation from the relevant functions to design, implement, and execute the Compliance Program. The task force formally documents the Compliance Program, as approved by senior management, to ensure compliance with the Rule, including performance of the following measures:

•	Maintenance of our Conflict Minerals policy on our website at www.intuitivesurgical.com/company/governance.html.

•
Provision of a Supplier Manual document to all candidates and existing first-tier suppliers that support our manufacturing operations. Included in this manual is a provision that describes our expectations with respect to suppliers’ involvement and participation to support our Compliance Program.

•	Incorporation of specific language in our standard quality agreements for first-tier suppliers that requires participation in our Compliance Program.

•
Maintenance of a Conflict Minerals Supplier Risk Assessment program (the “Risk Assessment”) using quantitative and qualitative factors to identify our first-tier suppliers that have not met (or are less likely to meet) our expectations to support our Compliance Program and Conflict Minerals policy by, for example, providing insufficient or no response to requests for information, failing to establish their own due diligence program, or not complying with the Rule.

We are a member of the CFSI, supporting the development and implementation of due diligence practices to further enable us to make informed decisions about Conflict Minerals in our supply chain. We support the CFSP, part of the

CFSI, which offers companies and suppliers independent, third-party audits that can help to assess the conflict status of smelters and refiners.
Due Diligence Measures Undertaken
We are a downstream company, and although we have relationships with our first-tier (direct) suppliers, we do not have direct relationships with parties such as sub-tier (indirect) suppliers or the associated smelters and refiners who have knowledge of the sources of raw minerals. As the components included in our Covered Products are manufactured by sub-tier suppliers, we engaged a third party supply chain management firm to assist us in the identification of Conflict Minerals used in components manufactured by sub-tier suppliers that we could not identify on our own. In addition, we utilized a supply chain management firm to assist us with the collection of data needed for our RCOI and the due diligence review process for our first-tier and sub-tier suppliers.
We also designed and performed additional due diligence procedures for suppliers deemed to be “high risk” (based on our Risk Assessment) and those with responses identified to have “red flags,” including but not limited to:

•	The supplier’s response was not submitted utilizing the CMRT.

•	The supplier has indicated that Conflict Minerals are present in their products, but does not provide smelter (or refiner) or country of origin data.

•	The supplier reported that the smelters or refiners are unknown or does not list them, but confirms that none of the minerals originate from the Covered Countries.

•	The supplier has identified the country of origin information, but does not identify a smelter or refiner.

•	The supplier identified a smelter or refiner which does not actually process the identified conflict mineral.
High risk suppliers with risks that have not been sufficiently mitigated have specific, documented risk mitigation action plans assigned and reviewed with management. The nature of the actions is decided at management discretion.
In evaluating the smelters and refiners, we compared our survey responses with published data from the CFSP listing of validated smelters and refiners that are compliant with the CFSP assessment protocols. The CFSP relies on independent private sector auditors to audit the source, including mines of origin and chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the CFSP.
Future Due Diligence Measures for Risk Mitigation
As Conflict Minerals data is obtained through a self-reporting effort, awareness and training of suppliers in our supply chain is necessary to ensure that reliable and detailed information is provided. We are a member of the CFSI, supporting the development and implementation of due diligence practices to enable us to make informed decisions about Conflict Minerals in our supply chain. We intend to continue to work with our suppliers to improve the effectiveness of our due diligence procedures described above and to continue to emphasize the importance of compliance with our conflict minerals reporting expectations.
IV. CONCLUSIONS

Inherent Limitations on Due Diligence Measures
As a downstream procurer of products which contain Conflict Minerals, our Due Diligence procedures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals. Our Due Diligence process is based on the necessity of seeking data from our direct and indirect suppliers. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information may yield inaccurate or incomplete information, and may be subject to misrepresentations or fraud.
Results of Due Diligence
Through our participation in the CFSI, implementation of the OECD framework and requesting our suppliers to complete the CMRT survey, we have determined that seeking information about 3TG smelters or refiners in our supply chain from our suppliers represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.
Based on the data collected from our suppliers, we have concluded that most of the Conflict Minerals included in our Covered Products have been sourced from outside the Covered Countries. However, for some of the Conflict Minerals contained in our Covered Products, we have insufficient information from suppliers and other sources regarding the smelters and refiners that processed the Conflict Minerals and the related name and location of the mines used to conclude whether they originated in the Covered Countries and, if they did, whether those Conflict Minerals were from recycled or scrap sources, or other conflict free sources.
Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin
As reported by our suppliers in the CMRT, the tables below aggregate (i) the facilities identified to be used to process Conflict Minerals that are necessary to the functionality or production of the Covered Products and (ii) to the extent known, the identified countries of origin of the Conflict Minerals processed at those facilities.

Table 1: Facilities Processing Conflict Mineral - Tin
Facilities Identified with “Conflict-Free Status - Unknown”
An Thai Minerals Co., Ltd.	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.**	PT Justindo
An Vinh Joint Stock Mineral Processing Company	Gejiu Zili Mining And Metallurgy Co., Ltd.	Super Ligas
CNMC (Guangxi) PGMA Co., Ltd.	Huichang Jinshunda Tin Co., Ltd.	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company**	Modeltech Sdn Bhd**	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.**
Estanho de Rondônia S.A.	Nankang Nanshan Tin Manufactory Co., Ltd.**
Gejiu Kai Meng Industry and Trade LLC**	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Facilities Identified with “Conflict-Free Status - CFSP Compliant”
Alpha	Melt Metais e Ligas S.A.	PT Menara Cipta Mulia
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Metallic Resources, Inc.	PT Mitra Stania Prima
China Tin Group Co., Ltd.	Metallo-Chimique N.V.	PT O.M. Indonesia
Cooperativa Metalurgica de Rondônia Ltda.	Mineração Taboca S.A.	PT Panca Mega Persada
CV Ayi Jaya	Minsur	PT Prima Timah Utama
CV Dua Sekawan	Mitsubishi Materials Corporation	PT Refined Bangka Tin
CV Gita Pesona	O.M. Manufacturing (Thailand) Co., Ltd.	PT Sariwiguna Binasentosa
CV Serumpun Sebalai	O.M. Manufacturing Philippines, Inc.	PT Stanindo Inti Perkasa
CV Tiga Sekawan	Operaciones Metalurgical S.A.	PT Sukses Inti Makmur
CV United Smelting	PT Aries Kencana Sejahtera	PT Sumber Jaya Indah
CV Venus Inti Perkasa	PT Artha Cipta Langgeng	PT Timah (Persero) Tbk Kundur
Dowa	PT ATD Makmur Mandiri Jaya	PT Timah (Persero) Tbk Mentok
Elmet S.L.U.	PT Babel Inti Perkasa	PT Tinindo Inter Nusa
EM Vinto	PT Bangka Prima Tin	PT Tommy Utama
Fenix Metals	PT Bangka Tin Industry	Resind Indústria e Comércio Ltda.

Gejiu Fengming Metallurgy Chemical Plant	PT Belitung Industri Sejahtera	Rui Da Hung
Gejiu Jinye Mineral Company	PT Bukit Timah	Soft Metais Ltda.
Gejiu Non-Ferrous Metal Processing Co., Ltd.	PT Cipta Persada Mulia	Thaisarco
Guanyang Guida Nonferrous Metal Smelting Plant	PT DS Jaya Abadi	VQB Mineral and Trading Group JSC
HuiChang Hill Tin Industry Co., Ltd.	PT Eunindo Usaha Mandiri	White Solder Metalurgia e Mineração Ltda.
Jiangxi Ketai Advanced Material Co., Ltd.	PT Inti Stania Prima	Yunnan Tin Company Limited
Magnu's Minerais Metais e Ligas Ltda.	PT Karimun Mining
Malaysia Smelting Corporation (MSC)	PT Kijang Jaya Mandiri
Suppliers reported an additional 145 potential entities that we were unable to confirm to be actual entities or facilities used to process tin.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Argentina, Belgium, Bolivia*, Brazil, Canada, China, Czech Republic, France, Germany, India, Indonesia, Japan, Korea, Malaysia, New Zealand, Peru, Philippines*, Poland*, Russia, Rwanda, Singapore, Spain, Switzerland, Taiwan, Thailand, United Kingdom, United States, Uruguay, Vietnam

*Countries of origin of conflict minerals processed by CFSP Compliant Facilities.
**Denotes smelters that have committed to undergo a CFSP audit but have not yet been verified as CFSP - Compliant.

Table 2: Facilities Processing Conflict Mineral - Tantalum
Facilities Identified with “Conflict-Free Status - CFSP Compliant”
Changsha South Tantalum Niobium Co., Ltd.	H.C. Starck Tantalum and Niobium GmbH	Ningxia Orient Tantalum Industry Co., Ltd.
Conghua Tantalum and Niobium Smeltry	Hengyang King Xing Lifeng New Materials Co., Ltd.	NPM Silmet AS
D Block Metals, LLC	Hi-Temp Specialty Metals, Inc.	Power Resources Ltd.
Duoluoshan	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	QuantumClean
Exotech Inc.	Jiangxi Tuohong New Raw Material	Resind Indústria e Comércio Ltda.
F&X Electro-Materials Ltd.	JiuJiang JinXin Nonferrous Metals Co., Ltd.	RFH Tantalum Smeltry Co., Ltd.
FIR Metals & Resource Ltd.	Jiujiang Nonferrous Metals Smelting Company Limited	Solikamsk Magnesium Works OAO
Global Advanced Metals Aizu	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Taki Chemical Co., Ltd.
Global Advanced Metals Boyertown	KEMET Blue Metals	Telex Metals
Guangdong Zhiyuan New Material Co., Ltd.	KEMET Blue Powder	Tranzact, Inc.
H.C. Starck Co., Ltd.	King-Tan Tantalum Industry Ltd.	Ulba Metallurgical Plant JSC
H.C. Starck Hermsdorf GmbH	LSM Brasil S.A.	XinXing HaoRong Electronic Material Co., Ltd.
H.C. Starck Inc.	Metallurgical Products India Pvt., Ltd.	Yichun Jin Yang Rare Metal Co., Ltd.
H.C. Starck Ltd.	Mineração Taboca S.A.	Zhuzhou Cemented Carbide Group Co., Ltd.
H.C. Starck Smelting GmbH & Co. KG	Mitsui Mining and Smelting Co., Ltd.
Suppliers reported an additional 20 potential entities that we were unable to confirm to be actual entities or facilities used to process tantalum.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Austria, Brazil*, China, Estonia*, Ethiopia, Germany, India*, Japan, Kazakhstan*, Macedonia*, Mexico*, Russia, Rwanda, South Africa, Taiwan, Thailand*, United Kingdom, United States, Vietnam
*Countries of origin of conflict minerals processed by CFSP Compliant Facilities.

Table 3: Facilities Processing Conflict Mineral - Gold
Facilities Identified with “Conflict-Free Status - Unknown”
Abington Reldan Metals, LLC**	Hunan Chenzhou Mining Co., Ltd.	Remondis Argentia B.V.
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	HwaSeong CJ CO., LTD.	SAAMP
Bangalore Refinery**	Italpreziosi	Sabin Metal Corp.
Caridad	Kaloti Precious Metals	SAFINA A.S.
Cendres + Métaux S.A.**	Kazakhmys Smelting LLC	Sai Refinery
Chugai Mining	KGHM Polska Miedź Spółka Akcyjna**	Samwon Metals Corp.
Daye Non-Ferrous Metals Mining Ltd.	Kyshtym Copper-Electrolytic Plant ZAO	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Fidelity Printers and Refiners Ltd.	L'azurde Company For Jewelry	So Accurate Group, Inc.
Gansu Seemine Material Hi-Tech Co., Ltd.	Lingbao Gold Co., Ltd.	Sudan Gold Refinery
GCC Gujrat Gold Centre Pvt. Ltd.	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	Tongling Nonferrous Metals Group Co., Ltd.
Great Wall Precious Metals Co., Ltd. of CBPM	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	Tony Goetz NV**
Guangdong Jinding Gold Limited	Modeltech Sdn Bhd**	TOO Tau-Ken-Altyn
Guoda Safina High-Tech Environmental Refinery Co., Ltd.	Morris and Watson	Universal Precious Metals Refining Zambia
Hangzhou Fuchunjiang Smelting Co., Ltd.	Navoi Mining and Metallurgical Combinat**	Yunnan Copper Industry Co., Ltd.
HeeSung Metal Ltd.**	Penglai Penggang Gold Industry Co., Ltd.
Facilities Identified with “Conflict-Free Status - CFSP Compliant”
Advanced Chemical Company	Istanbul Gold Refinery	PT Aneka Tambang (Persero) Tbk
Aida Chemical Industries Co., Ltd.	Japan Mint	PX Précinox S.A.
Al Etihad Gold LLC	Jiangxi Copper Co., Ltd.	Rand Refinery (Pty) Ltd.
Allgemeine Gold-und Silberscheideanstalt A.G.	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Republic Metals Corporation
Almalyk Mining and Metallurgical Complex (AMMC)	JSC Uralelectromed	Royal Canadian Mint
AngloGold Ashanti Córrego do Sítio Mineração	JX Nippon Mining & Metals Co., Ltd.	Samduck Precious Metals
Argor-Heraeus S.A.	Kazzinc	SAXONIA Edelmetalle GmbH
Asahi Pretec Corp.	Kennecott Utah Copper LLC	Schone Edelmetaal B.V.
Asahi Refining Canada Ltd.	Kojima Chemicals Co., Ltd.	SEMPSA Joyería Platería S.A.
Asahi Refining USA Inc.	Korea Zinc Co., Ltd.	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Asaka Riken Co., Ltd.	Kyrgyzaltyn JSC	Sichuan Tianze Precious Metals Co., Ltd.
AU Traders and Refiners	LS-NIKKO Copper Inc.	Singway Technology Co., Ltd.
Aurubis AG	Materion	SOE Shyolkovsky Factory of Secondary Precious Metals
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Matsuda Sangyo Co., Ltd.	Solar Applied Materials Technology Corp.
Boliden AB	Metalor Technologies (Hong Kong) Ltd.	Sumitomo Metal Mining Co., Ltd.
C. Hafner GmbH + Co. KG	Metalor Technologies (Singapore) Pte., Ltd.	T.C.A S.p.A
CCR Refinery - Glencore Canada Corporation	Metalor Technologies (Suzhou) Ltd.	Tanaka Kikinzoku Kogyo K.K.

Chimet S.p.A.	Metalor Technologies S.A.	The Refinery of Shandong Gold Mining Co., Ltd.
Daejin Indus Co., Ltd.	Metalor USA Refining Corporation	Tokuriki Honten Co., Ltd.
DODUCO GmbH	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Torecom
Dowa	Mitsubishi Materials Corporation	Umicore Brasil Ltda.
DSC (Do Sung Corporation)	Mitsui Mining and Smelting Co., Ltd.	Umicore Precious Metals Thailand
Eco-System Recycling Co., Ltd.	MMTC-PAMP India Pvt., Ltd.	Umicore S.A. Business Unit Precious Metals Refining
Elemetal Refining, LLC	Moscow Special Alloys Processing Plant	United Precious Metal Refining, Inc.
Emirates Gold DMCC	Nadir Metal Rafineri San. Ve Tic. A.S.	Valcambi S.A.
Geib Refining Corporation	Nihon Material Co., Ltd.	Western Australian Mint (T/a The Perth Mint)
Gold Refinery of Zijin Mining Group Co., Ltd.	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	WIELAND Edelmetalle GmbH
Heimerle + Meule GmbH	Ohura Precious Metal Industry Co., Ltd.	Yamamoto Precious Metal Co., Ltd.
Heraeus Metals Hong Kong Ltd.	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Yokohama Metal Co., Ltd.
Heraeus Precious Metals GmbH & Co. KG	OJSC Novosibirsk Refinery	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	PAMP S.A.
Ishifuku Metal Industry Co., Ltd.	Prioksky Plant of Non-Ferrous Metals
Suppliers reported an additional 92 potential entities that we were unable to confirm to be actual entities or facilities used to process gold.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Australia, Austria*, Belgium, Brazil, Canada*, Chile, China, Czech Republic, France, Germany, India, Indonesia, Italy, Japan, Kazakhstan, Korea, Kyrgyzstan*, Malaysia, Mexico, Netherlands, New Zealand, Norway, Philippines*, Poland, Russia, Saudi Arabia, Singapore*, South Africa*, Spain*, Sudan, Sweden*, Switzerland, Taiwan, Thailand*, Turkey, United Arab Emirates, United Kingdom, United States, Uzbekistan, Zambia, Zimbabwe

*Countries of origin of conflict minerals processed by CFSP Compliant Facilities.
**Denotes smelters that have committed to undergo a CFSP audit but have not yet been verified as CFSP - Compliant.

Table 4: Facilities Processing Conflict Mineral - Tungsten
Facilities Identified with “Conflict-Free Status - Unknown”
ACL Metais Eireli	Ganzhou Haichuang Tungsten Industry Co., Ltd.	Jiangxi Dayu Longxintai Tungsten Co., Ltd.
Dayu Weiliang Tungsten Co., Ltd.	Ganzhou Yatai Tungsten Co., Ltd.	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Facilities Identified with “Conflict-Free Status - CFSP Compliant”
A.L.M.T. TUNGSTEN Corp.	Hunan Chunchang Nonferrous Metals Co., Ltd.	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Asia Tungsten Products Vietnam Ltd.	Hydrometallurg, JSC	Philippine Chuangxin Industrial Co., Inc.
Chenzhou Diamond Tungsten Products Co., Ltd.	Japan New Metals Co., Ltd.	South-East Nonferrous Metal Company Limited of Hengyang City
Chongyi Zhangyuan Tungsten Co., Ltd.	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tejing (Vietnam) Tungsten Co., Ltd.
Fujian Jinxin Tungsten Co., Ltd.	Jiangxi Gan Bei Tungsten Co., Ltd.	Unecha Refractory metals plant
Ganzhou Huaxing Tungsten Products Co., Ltd.	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Vietnam Youngsun Tungsten Industry Co., Ltd.
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Wolfram Bergbau und Hütten AG
Ganzhou Seadragon W & Mo Co., Ltd.	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Woltech Korea Co., Ltd.
Global Tungsten & Powders Corp.	Jiangxi Yaosheng Tungsten Co., Ltd.	Xiamen Tungsten (H.C.) Co., Ltd.
Guangdong Xianglu Tungsten Co., Ltd.	Kennametal Fallon	Xiamen Tungsten Co., Ltd.
H.C. Starck Smelting GmbH & Co. KG	Kennametal Huntsville	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.
H.C. Starck Tungsten GmbH	Malipo Haiyu Tungsten Co., Ltd.	Xinhai Rendan Shaoguan Tungsten Co., Ltd.
Hunan Chenzhou Mining Co., Ltd.	Moliren Ltd.
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	Niagara Refining LLC
Suppliers reported an additional 39 potential entities that we were unable to confirm to be actual entities or facilities used to process tungsten.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Algeria, Austria*, Brazil, Canada, China, Germany*, India, Japan, Korea, Philippines*, Russia, Spain, Taiwan, United States, Vietnam
*Countries of origin of conflict minerals processed by CFSP Compliant Facilities.
Note: Smelter or refiner names and status as reported by the CFSI as of May 1, 2017.
Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity
As part of our due diligence process, for those suppliers whose products were not found to be DRC conflict free, we took additional steps in an effort to determine the mine or location of origin which included the follow-up procedures and the Risk Assessment program, described above.
Based on the information collected and evaluated from our suppliers in the CMRT, we determined that the data was generally insufficient to identify the mine name or specific location of origin for those Conflict Minerals which may have been sourced from the Covered Countries. The CMRT states that the smelter or refiner fields are mandatory, however specific mine data is not. As such, suppliers have provided less information in these fields, and in some instances not provided the data or identified the information as “confidential,” “trade secret,” or similar. Therefore, we have not always received adequate information to identify the applicable sources of such Conflict Minerals that may have directly or indirectly financed or benefited armed groups.
Additional Risk Factors
The statements above are based on the RCOI process and due diligence performed in good faith by Intuitive. These statements are based on the infrastructure and information available at the time the RCOI process and due diligence process were performed. As noted above, a number of factors could introduce errors or otherwise affect our analysis and the disclosure provided herein.
These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, gaps in smelter data, errors or omissions by or of suppliers, errors or omissions of smelters, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol, oversights or errors in conflict free smelter audits, materials sourced from the Covered Countries being declared secondary materials, certification programs that are not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals to countries outside of the Covered Countries.
Forward Looking Statements
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. These include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets, as well as our actions with respect to compliance with the Rule. These forward-looking statements should be considered in light of various important factors, including the following: changes to regulations and requirements for assessing and reporting Conflict Minerals; litigation related to regulations and requirements for Conflict Minerals; and adverse publicity regarding Intuitive. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2016, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Our actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.